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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 8-K




                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (date or earliest event reported)  March 17, 1995
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                               LDI CORPORATION
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            (Exact name of registrant as specified in its charter)



 Delaware                         0-15994                       31-1179824
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(State or other                  (Commission                 (IRS Employer
jurisdiction)                    File Number)              Identification No.)



            4770 Hinckley Industrial Parkway, Cleveland, Ohio 44109
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               (Address of principal executive offices)(Zip Code)



       Registrant's telephone number including area code  (216) 661-5400
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                                Not Applicable
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         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS.  On March 17, 1995, LDI Corporation ("LDI") issued a press release which stated the following:


                   LDI CORPORATION TO TAKE SPECIAL CHARGES


                 CLEVELAND, Ohio--March 17, 1995--LDI Corporation (NASDAQ:LDIC) today announced that it will record special charges for its fiscal year ended January 31, 1995.

                 The charges are estimated to have an after-tax effect of between $13 and $15 million. They result from fourth quarter actions to revise residual values on certain categories of leased equipment, adjust receivables and residual values for equipment leases to customers with deteriorating credit quality, and reduce the valuation for equipment in the Company's PC rental operation.

                 LDI's year-end financial statements are being finalized and audited. This process of completing the financial results for the fourth quarter and full fiscal year, and preparation of the annual report on Form 10-K, will be completed during the next three to six week period.

                 "The actions that resulted in the charges reflect the Company's continued movement to more disciplined policies and procedures," said Floyd S. Robinson, president and chief executive officer. "We believe these efforts, which include refocusing on our core business of equipment leasing, technology services and PC rentals, position LDI to return to profitable growth."

                 "The strategic repositioning LDI has undergone in the past year has made us a leaner, more focused company," said Robinson, who was brought in as the Company's chief executive officer in August of 1994 as a part of the repositioning. "For our shareholders, the result should be a more stable and predictable stream of earnings in the future."

         Organizational Progress
         -----------------------

                 LDI announced a major strategic repositioning in March 1994. As part of that plan, the Company divested or exited a variety of non-core businesses, including its wholesale and retail PC distribution units. The divested businesses accounted for approximately 40 percent of revenues and 10 percent of assets in the prior fiscal year.

                 In conjunction with these divestitures and other cost-saving measures in its core business, the Company also reduced its workforce from approximately 900 employees to 330 employees.

                 Since these actions commenced, LDI has reduced its annualized general and administrative costs in the core business by $8 million, or 25%. Additionally, LDI has restructured operations, significantly reduced its indebtedness and adopted more stringent operating guidelines.
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                 Commenting on the special charges, Frank G. Skedel, who
         assumed the position of executive vice president and chief financial officer in July 1994, said, "During the fourth quarter we analyzed all significant residual values of our leased equipment portfolio. We are recording charges not only for the leases terminated during the quarter, but also to write down residual values for similar equipment leases which will expire in the future. We also are writing down the carrying values of assets leased to certain customers with deteriorated credit quality. Finally, we are reducing the value of our PC rental equipment due to changes in technology which caused declines in asset values and expected future rental revenue. These special charges relate to events culminating during the fourth quarter which affected previously recorded asset values. Approximately one-half of the special charges relate to receivables and lease residuals which will mature in future periods."

                 "We do not believe that these charges are indicative of future operating results," said Skedel.

                 Robinson added, "Our senior recourse lenders have been informed of the special charges and have revised LDI's loan agreements to accommodate the impact of the charges."

         Sea-Tech Sale Completed
         -----------------------

                 The Company also announced the completion of the sale of Sea-Tech Communications, a venture providing ship-to-shore satellite services to the cruise ship industry. Terms of the sale were not disclosed. The Company did not incur any additional charge as a result of the sale.

                 The core business of LDI Corporation, which was founded in 1972, is equipment leasing, related technology services for computers and other high-technology equipment, and short-term PC rentals.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        LDI CORPORATION

                                        By:       Frank G. Skedel
                                            ___________________________________
                                                  Frank G. Skedel
                                                  Executive Vice President,
                                                  Chief Financial Officer,
                                                  Treasurer and Secretary


                                        Date:  March 22, 1995